EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan, Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, and the Hercules Incorporated 1993 Non-Employee Director Stock Accumulation Deferred Compensation Plan of our reports dated November 26, 2007, with respect to the consolidated financial statements and schedule of Ashland Inc. and consolidated subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2007, and the effectiveness of internal control over financial reporting of Ashland Inc. and consolidated subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
November 14, 2008